Exhibit 99.1

National Dentex Corporation Announces Sales and Earnings for the Second Quarter 2008

NATICK, Mass.--(BUSINESS WIRE)--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the six months and second quarter ended June 30, 2008. Sales for the quarter totaled $44,580,000 compared with $44,434,000 a year earlier. Net income for the quarter was $1,937,000 or $.34 per share on a diluted basis compared to $2,417,000 or $.43 per share on a diluted basis in 2007.

For the six months ended June 30, 2008, sales were $88,108,000 compared to $87,777,000 for the same period in 2007. Net income was $3,618,000 or $.64 per share on a diluted basis compared to $4,661,000 or $.82 per share on a diluted basis in the year-ago period.

David Brown, President and CEO stated: “The laboratory segment of the dental industry continues to struggle with uncertain economic conditions. This reduced consumer confidence has caused many patients to defer discretionary dental care. In addition to this marketplace uncertainty, our production and delivery costs have continued to increase. Adding to these pressures, certain of our dentist clients are evaluating technological advances and various offshoring alternatives, all of which are changing their product needs and service expectations. As a result of these factors, we have experienced a slowdown in internal growth and profitability. We continue to scrutinize our cost structure to determine necessary changes to combat these issues which we believe are contributing to this temporary slowdown in earnings.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 47 dental laboratories located in 31 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, profitability, acquisition activity, marketplace competitiveness, technology innovations and benefits, strategic initiatives and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The forward-looking statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation Earnings Results (Unaudited) (In Thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Net Sales	$44,434	$44,580	$87,777	$88,108
Cost of Goods Sold	24,874	25,915	49,156	51,233
Gross Profit	19,560	18,665	38,621	36,875

Operating Expenses	14,686	14,804	29,226	29,624
Operating Income	4,874	3,861	9,395	7,251

Other Expense	223	210	398	369
Interest (Income) Expense	754	513	1,481	1,021
Income Before Tax	3,897	3,138	7,516	5,861

Income Taxes	1,480	1,201	2,855	2,243
Net Income	$2,417	$1,937	$4,661	$3,618

Weighted Average Shares Outstanding:
- Basic	5,536	5,630	5,523	5,608
- Diluted	5,666	5,652	5,654	5,637

Net Income per Share:
- Basic	$0.44	$0.34	$0.84	$0.65
- Diluted	$0.43	$0.34	$0.82	$0.64

National Dentex Corporation Selected Balance Sheet Data (Unaudited) (In thousands)

	December 31, 2007	June 30, 2008

Cash and Equivalents	$1,689	$2,028
Accounts Receivable – net	18,559	19,343

Current Assets	33,125	33,848
Current Liabilities	27,124	26,473
Working Capital	6,001	7,375

Total Assets	155,639	161,480

Long Term Obligations	37,323	39,559
Stockholders’ Equity	$91,192	$95,448

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President, Treasurer